Exhibit 5

(Opinion Letter of Pitney Hardin LLP)

PITNEY HARDIN LLP

P.O. Box 1945

Morristown, New Jersey 07962-1945

April 21, 2005

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by Valley National Bancorp (the “Company”) relating to 300,000 shares of the Company’s Common Stock, no par value (the “Securities”) to be offered pursuant to the 2004 Director Restricted Stock Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement and the Plan and for the consideration determined in accordance with the terms of the Plans, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PITNEY HARDIN LLP